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                                                                     Exhibit 5.1


                           JONES, DAY, REAVIS & POGUE
                                   North Point
                               901 Lakeside Avenue
                              Cleveland, Ohio 44114

                               September 28, 2000

Penton Media, Inc.
1100 Superior Avenue
Cleveland, Ohio  44114

         Re: Public Offering of up to 4,184,068 shares of Common Stock, $0.01 par value per share, together with the associated preferred stock purchase rights of Penton Media, Inc.
                  ----------------------------------------------------------

Gentlemen:

         We have acted as counsel for Penton Media, Inc., a Delaware corporation (the "Company), in connection with the filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the "Registration Statement"), for the purpose of registering under the Securities Act of 1933, (the "Act"), the following securities:

         (1) 3,638,320 shares (the "Selling Stockholders' Shares") of the Company's common stock, par value $0.01 per share, together with the associated preferred stock purchase rights (the "Shares"), to be offered to the public (the "Public Offering") for the account of certain selling stockholders (the "Selling Stockholders") in accordance with the terms and conditions of an Underwriting Agreement (the "Underwriting Agreement") to be entered into by and among the Company, the Selling Stockholders, Donaldson, Lufkin & Jenrette Securities Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston Corporation, Salomon Smith Barney Inc. and DLJdirect Inc., as representatives of the underwriters (the "Underwriters");

         (2) an additional 445,748 Shares (the "Selling Stockholders' Option Shares"), which will be sold in the Public Offering for the account of the Selling Stockholders in the event the Underwriters of the Public Offering elect to exercise an over-allotment option granted to them pursuant to the Underwriting Agreement; and

         (3) an additional 100,000 Shares of the authorized but unissued Shares (the "Company's Option Shares"), which will be sold in the Public Offering for the account of the Company in the event the Underwriters of the Public Offering elect to exercise an over-allotment option granted to them pursuant to the Underwriting Agreement.

         We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon we are of the opinion that:


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         1. The Company's Option Shares have been duly authorized and, subject to the due approval of the specific terms of the sale of the Company's Option Shares by the Pricing Committee of the Board of Directors of the Company, when issued and delivered by the Company to the Underwriters pursuant to the Underwriting Agreement against payment of the consideration as provided therein (and provided the consideration received by the Company is at least equal to the par value of such shares), will be legally issued, fully paid and non-assessable.

         2. The Selling Stockholders' Shares and the Selling Stockholders' Option Shares are legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement filed by the Company to effect registration of the aforementioned securities under the Act, and to the reference to us under the caption "Legal Matters" in the prospectus constituting a part of such Registration Statement.

                                                  Very truly yours,

                                                  Jones, Day, Reavis & Pogue